EXHIBIT 5


December 28, 2000


Board of Directors
FlashPres, Inc.
47 Mall Drive
Commack, NY 11725

Gentlemen:

It is our opinion that, under the General Corporation Law of the State of Delaware, the securities being registered with the Securities and Exchange Commission pursuant to the Registration Statement of FlashPres, Inc. on Form SB-2 will, when sold, be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and further consent to the reference made to us under the caption "Legal Matters" in the Prospectus constituting part of such Registration Statement.

Very truly yours,

/s/ Westerman Shapiro Draghi & Miller, LLP